Exhibit 99.(a)(1)(G)

Employee Name:

Employee Number:

Eligible Option Grant Detail Statement

Original Grant Date:	MM/DD/YYYY

Original Number of Shares (Split Adjusted):	XX

Original Grant Price (Split Adjusted):	$

Expiration Date:	MM/DD/YYYY

Portion of Eligible Option Grant Grandfathered or Exempt under Section 409A of the Internal Revenue Code[1]		XX

Portion of Eligible Option Grant Potentially Impacted under Section 409A of the Code – “Non-Curable” Under Section 409A of the Internal Revenue Code[2]		XX

Eligible Portion of your Eligible Option Grant – Potentially “Curable” Under Section 409A of the Internal Revenue Code[3]
Number of shares vested and unexercised as of 12/31/2006*:		XX
Number of shares scheduled to vest by 12/31/2007*:		XX
Number of shares scheduled to vest by 12/31/2008*:		XX
Number of shares scheduled to vest by 12/31/2009*:		XX
Total Eligible Portion:	XX

Please Note: This information can only be considered accurate based on information known as of DATE, the date this information was reported. All capitalized terms not otherwise defined herein shall be as defined in that certain Offer To Amend Eligible Option Grants filed with the Securities and Exchange Commission on November 29, 2006 and separately provided to you via email.

*	Should your vesting of this grant be suspended as a result of a Company approved Leave of Absence, the number of shares vesting in each calendar year may be impacted.

[1]	Grandfathered & Exempt Portions – Not Eligible for Amendment in the Offer:

The portion of your Eligible Option Grant that vested as of December 31, 2004 is exempt from taxation or penalty under Section 409A of the Internal Revenue Code (the “Grandfathered Portion”) and is not eligible for amendment pursuant to the Offer. The Grandfathered Portion of your Eligible Option Grant will continue to be exercisable as and when it vests, provided that such exercise complies with the NVIDIA Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted.

Pursuant to the transitional relief and proposed regulations provided under Section 409A, if you exercised a stock option grant (or any portion thereof) that was issued at a discount and that vested after December 31, 2004 on or prior to December 31, 2005, that exercised portion should not be subject to the potential negative personal tax consequences under Section 409A and is not eligible for amendment in the Offer.

[2]	Portion of Eligible Option Grant Potentially Impacted under Section 409A of the Internal Revenue Code – Not Eligible for Amendment in the Offer:

At this time, no relief (similar to the transitional relief granted to options exercised on or prior to December 31, 2005) has been provided with respect to a stock option grant (or any portion thereof) that was issued at a discount, that vested after December 31, 2004 and was exercised during calendar year 2006, and such exercised stock option grant (or portion thereof) may still be subject to adverse personal tax consequences under Section 409A (and any similar state taxes). For a description of the potentially adverse personal tax consequences under Section 409A (and similar state taxes) see the Offer to Amend Eligible Option Grants as filed with the Securities and Exchange Commission on November 29, 2006 and separately provided to you via email.

[3]	Eligible Portion of your Eligible Option Grant – Eligible for Amendment in the Offer:

The portion of your Eligible Option Grant that vested on or after January 1, 2005 that was unexercised as of November 29, 2006 is currently eligible for amendment pursuant to the terms and conditions of the Offer as set forth in the Offer To Amend Eligible Option Grants as filed with the Securities and Exchange Commission on November 29, 2006 and separately provided to you via email.

CIRCULAR 230 DISCLAIMER

The following disclaimer is provided in accordance with the Internal Revenue Service’s Circular 230 (21 CFR Part 10). Any tax advice contained in this statement is intended to be preliminary, for discussion purposes only, and not final. Any such advice is not intended to be used for marketing, promoting or recommending any transaction or for the use of any person in connection with the preparation of any tax return. Accordingly, this advice is not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on such person.